Exhibit 4.2

PINNACLE FINANCIAL PARTNERS, INC.

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 11, 2019

to

the Indenture

Dated as of September 11, 2019

4.125% Fixed to Floating Rate

Subordinated Notes due 2029

U.S. BANK NATIONAL ASSOCIATION

as Trustee

TABLE OF CONTENTS

ARTICLE 1 SCOPE OF FIRST SUPPLEMENTAL INDENTURE		1
Section 1.01	Scope	1

ARTICLE 2 DEFINITIONS		1
	Definitions and Other Provisions of General Application	1

ARTICLE 3 FORM AND TERMS OF THE NOTES		7
Section 3.01	Form and Dating	7
	Terms of the Notes	8

ARTICLE 4 ADDITIONAL PROVISIONS		13
Section 4.01	Additional Provisions	13

ARTICLE 5 MISCELLANEOUS		15
	Trust Indenture Act	15
	Communications by Holders with Other Holders	15
	GOVERNING LAW	15
	Duplicate Originals	15
	Severability	15
	Ratification	15
	Effectiveness	15
	Successors	15
	Indenture and Notes Solely Corporate Obligations	15
	Trustee’s Disclaimer	15
	U.S.A. PATRIOT Act	15

i

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of September 11, 2019 is between Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), and U.S. Bank National Association, a national banking association organized under the laws of the United States, not in its individual capacity but solely as trustee (“Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered a Subordinated Indenture, dated as of September 11, 2019 (the “Base Indenture” and as supplemented by this First Supplemental Indenture and further supplemented from time to time, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of Three Hundred Million Dollars ($300,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 4.125% Fixed to Floating Rate Subordinated Notes due 2029 (the “Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company, the Executive Committee of the Board of Directors and the Special Pricing Committee of the Executive Committee of the Board of Directors of the Company;

WHEREAS, the Company desires to issue and sell Three Hundred Million Dollars ($300,000,000) aggregate principal amount of the Notes as of the date hereof;

WHEREAS, the Company desires to establish the terms of the Notes;

WHEREAS, the Company acknowledges that all things necessary to make this First Supplemental Indenture a legal, binding and enforceable instrument, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, binding and enforceable obligations of the Company, in each case, in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE 1

SCOPE OF FIRST SUPPLEMENTAL INDENTURE

Section 1.01     Scope.

This First Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the First Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this First Supplemental Indenture shall only apply to the Notes.

ARTICLE 2

DEFINITIONS

Section 2.01     Definitions and Other Provisions of General Application. For all purposes of this First Supplemental Indenture unless otherwise specified herein:

(a)     all terms used in this First Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b)     the provisions of general application stated in Sections 1.02 through 1.15 of the Base Indenture shall apply to this First Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this First Supplemental Indenture;

(c)     Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Administrative or Judicial Action” has the meaning provided in the definition of “Tax Event.”

“Bearer Security” means a Security that is payable to bearer.

“Benchmark” means, initially, Three-month LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-month LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	the sum of (a)Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)

the sum of: (a) the alternate rate that has been selected by the Company or the Company’s designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or the Company’s designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period”, timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Company or the Company’s designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or the Company’s designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or the Company’s designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or the Company’s designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or any place of payment are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with Section 3.02(e)(iv).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a look back and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each interest period) being established by the Company in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the Company or the Company’s designee determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company or the Company’s designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of 2.775% per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i).

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i).

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii).

“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii).

“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii).

“interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means September 11, 2019.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of each applicable interest period commencing on the first Floating Rate Interest Payment Date.

“London Banking Day” means any day on which commercial banks are open for business (including for dealings in U.S. dollars) in London.

“Material Subsidiary” means Pinnacle Bank or any successor thereof or any of the Company’s subsidiaries that is a depository institution and that has consolidated assets equal to 80% or more of the Company’s consolidated assets.

“Maturity Date” has the meaning provided in Section 3.02(d).

“Pinnacle Bank” means Pinnacle Bank, or any successor thereof.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-month LIBOR, 11:00 a.m. (London time) on the relevant LIBOR Determination Date, and (2) if the Benchmark is not Three-month LIBOR, the time determined by the Calculation Agent in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the Benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Three-month LIBOR” means, for any interest period during the Floating Rate Period, as follows:

(1)     The offered rate for deposits in U.S. dollars having an index maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the LIBOR Determination Date related to such interest period. If no such rate so appears, Three-month LIBOR on such LIBOR Determination Date will be determined in accordance with provision described in clause (2) below.

(2)     With respect to a LIBOR Determination Date on which no rate is displayed on the Designated LIBOR Page as specified in clause (1) above, the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Company, and whose name and contact information shall be provided by the Company in writing to the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars having an index maturity of three months, commencing on the first day of the related interest period, to prime banks in the London interbank market as of 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then Three-month LIBOR on such LIBOR Determination Date will be the arithmetic mean calculated by the Calculation Agent of such quotations. If fewer than two such quotations are so provided, then Three-month LIBOR on such LIBOR Determination Date will be the arithmetic mean calculated by the Calculation Agent of the rates quoted at approximately 11:00 a.m., in New York City, on such LIBOR Determination Date by three major banks in New York City selected by the Company, and whose name and contact information shall be provided by the Company in writing to the Calculation Agent, for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the Company are not quoting as mentioned in this sentence, but a Benchmark Transition Event has not occurred, Three-month LIBOR for the upcoming interest period to which the LIBOR Determination Date relates shall be Three month-LIBOR as in effect in the current interest period or, in the case of the first interest period in the Floating Rate Period, the most recent Three-month LIBOR that can be determined by reference to the Designated LIBOR Page.

The establishment of Three-month LIBOR for each interest period in the Floating Rate Period by the Calculation Agent shall (in the absence of manifest error) be final and binding. Upon prior written request from any holder of the Notes, the Calculation Agent will provide the interest rate in effect on the Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period. All percentages used in or resulting from any calculation of Three-month LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Tier 2 Capital Event” means the Company’s reasonable determination that, as a result of (a) any amendment to, or change in, the laws, rules, regulations, policies or guidelines of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes, (b) any proposed change in those laws, rules, regulations, policies or guidelines that is announced or becomes effective after the initial issuance of the Notes, or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines or policies with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Notes are outstanding.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(d)     Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by replacing the corresponding defined term in the Base Indenture with the following defined terms:

“Officers’ Certificate” means a certificate signed by (i) any two of the Chief Executive Officer, the Chief Financial Officer, the President and any Executive Vice President, Senior Vice President or (ii) any one of the foregoing and the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, in each case, of the Company, and delivered to the Trustee.

“Senior Debt” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company, whether any such indebtedness exists as of the date of the Indenture or is created, incurred or assumed after such date: (i) all obligations for borrowed money; (ii) all obligations evidenced by debentures, notes, debt securities or other similar instruments; (iii) all obligations in respect of letters of credit, security purchase facilities or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (v) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company but excluding any obligations of the Company which are treated as capitalized leases under GAAP; (vi) obligations associated with derivative products including, but not limited to, interest rate and currency future or exchange contracts, foreign exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, options, interest rate future or option contracts, commodity contracts, and similar arrangements; (vii) purchase money and similar obligations (including any obligations of the Company which are treated as capitalized leases under GAAP); (viii) obligations to general creditors of the Company; (ix) a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, the Company which obligation is incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith; (x) interest or obligations in respect of any of the foregoing accruing after the commencement of insolvency or bankruptcy proceedings; (xi) all obligations of the type referred to in the foregoing bullet points above of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and (xii) any renewals, amendments, deferrals, supplements, extensions, refundings or replacements of any of the foregoing. Senior Debt excludes: (v) any such indebtedness, obligation or liability referred to above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Notes, or ranks pari passu with the Notes; (w) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Notes are subordinated; (x) any indebtedness to a subsidiary of the Company; (y) any trade account payables in the ordinary course of business; and (z) the Notes. Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other competent regulatory agency or authority with jurisdiction over bank holding companies or financial holding companies) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in this definition of “Senior Debt” will have the meaning as described in that rule or interpretation.

“Stated Maturity” means, when used with respect to any Note or any installment of principal thereof or interest thereon, the date specified in the Note or a coupon representing such installment of interest as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

ARTICLE 3

FORM AND TERMS OF THE NOTES

Section 3.01     Form and Dating.

(a)     The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its Chief Financial Officer, its President, its General Counsel, one of its Executive Vice Presidents, one of its Senior Vice Presidents, one of its Vice Presidents or its Treasurer. The Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The Notes shall be dated the date of their authentication.

(b)     The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02     Terms of the Notes. The following terms relating to the Notes are hereby established:

(a)     Title. The Notes shall constitute a series of Securities having the title “4.125% Fixed-to-Floating Rate Subordinated Notes due 2029” and the CUSIP number 72346Q AC8.

(b)     Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be Three Hundred Million Dollars ($300,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the Notes, the Company may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of the DTC.

(c)     Person to Whom Interest Is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name the Notes are registered for such interest at the close of business on the 15th day immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day. Any such interest which is payable, but not so punctually paid or duly provided for on any Interest Payment Date, shall cease to be payable to the Holder on such relevant record date by virtue of having been a Holder on such date, and such defaulted interest may be paid by the Company to the Person in whose name the Notes are registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such special record date that complies with Section 3.07 of the Base Indenture, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange and in compliance with the Base Indenture. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable.

(d)     Maturity Date. The entire outstanding Principal of the Notes shall be payable on September 15, 2029.

(e)     Interest.

(i)     The Notes will bear interest at a fixed rate of 4.125% per annum from and including September 11, 2020 to, but excluding, September 15, 2024 (the “Fixed Rate Period”) or earlier Redemption Date. Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2020 (each such date a “Fixed Rate Interest Payment Date”) through but excluding September 15, 2024 or earlier Redemption Date. The interest payable during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(ii)     The Notes will bear a floating interest rate from and including September 15, 2024 to the Maturity Date or Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the then-current Three-month LIBOR plus 2.775% for each quarterly interest period during the Floating Rate Period. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on December 15, March 15, June 15, and September 15 of each year commencing on September 15, 2024 through the Maturity Date or Redemption Date (each such date, a “Floating Rate Interest Payment Date”, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if Three-month LIBOR is less than zero, then Three-month LIBOR shall be deemed to be zero.

(iii)    The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, September 15, 2024, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year on the basis of the actual number of days elapsed. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv)    The Company agrees that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month LIBOR in respect of each Floating Rate Period. The Company or an Affiliate of the Company may serve as the Calculation Agent. The calculation of Three-Month LIBOR or, following the occurrence of a Benchmark Transition Event, the Benchmark Replacement that shall then be applicable, for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent, which may be the Company or an Affiliate of the Company. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee with respect to such series. The Calculation Agent’s calculation of the amount of any interest payable after the first LIBOR Determination Date will be maintained on file at the Calculation Agent’s principal offices.

(v)    Effect of Benchmark Transition Event.

1)    If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.

2)    Notwithstanding anything set forth in Section 3.01(e)(ii) above, if the Calculation Agent determines on or prior to the relevant LIBOR Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month LIBOR, then the provisions set forth in this Section 3.01(e)(v) will thereafter apply to all determinations of the rate of interest payable on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement plus 2.775%.

3)    The Company, the Company’s designees and the Calculation Agent are expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of any Benchmark Replacement for the Floating Rate Period and under this Section 3.01(e)(v). Any determination, decision or election that may be made by the Company, the Company’s designees or by the Calculation Agent under the terms of the Notes, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the holders of the Notes and the Trustee absent manifest error, (B) if made by the Company or the Company’s designees, will be made in the Company’s or such designee’s sole discretion, (C) if made by the Calculation Agent, will be after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects, and (D) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the Notes or the Trustee. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company or its designee will make such determination, decision or election on the same basis as described above.

(f)    Place of Payment of Principal and Interest. So long as the Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the Notes by wire transfer in immediately available funds to DTC or its nominee, in accordance with applicable procedures of DTC. If the Notes are not in global form, the Company, may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the Notes by check mailed to the address of the Person specified for payment in accordance with Section 3.02(e)(i) and (e)(ii) above. A global security with respect to the Notes shall be exchangeable for physical securities of such series only if:

•

DTC is at any time unwilling or unable or ineligible to continue as a depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;

•	The Company executes and delivers to the Trustee a Company Order to the effect that such global securities shall be so exchangeable (and the Trustee consents thereto); or

•	An Event of Default has occurred and is continuing with respect to the global securities and a Holder requests such exchange.

(g)    Redemption. The Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on September 15, 2024, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve. The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes before the Maturity Date in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. To the extent not inconsistent with the provisions of this Section 3.02(g)he provisions of Article Eleven of the Base Indenture shall apply to any redemption of the Notes pursuant to this Section 3. Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the Holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed, and a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the Holders. A notice of redemption may be conditioned on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked if the Company determines such conditions will not be satisfied.

(h)    Sinking Fund. There shall be no sinking fund for the Notes.

(i)    Conversion and Exchange. The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of the Company or its subsidiaries.

(j)    Denomination. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(k)    Currency of the Notes. The Notes shall be denominated, and payment of principal and interest of the Notes shall be payable in, the currency of the United States of America.

(l)    Registered Form. The Notes shall be issuable as global registered securities, and DTC (or any successor thereto or successor depository appointed by the Company within 90 days of the termination of services of DTC) shall be the depository for the Notes. The Notes shall be exchangeable as and to the extent provided in Section 3.05 of the Base Indenture.

(m)    Events of Default. Section 5.01(a)-(g) of the Base Indenture, is hereby deleted and replaced with the following:

“(a)    default in the payment of interest on any Note when due and payable, and such default continues for a period of 30 days;

(b)    default in the payment of the principal of (or premium, if any) on the Notes with respect to any of the Notes when due, either at Maturity, upon redemption, by declaration or otherwise; or

(c)    [reserved]; or

(d)    default in the performance, or breach, of any covenant or agreement of the Company in the Indenture in respect of the Notes, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; or

(e)    a court having jurisdiction enters a decree or order for relief in respect of the Company or a Material Subsidiary in an involuntary case or preceding under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or a Material Subsidiary or for any substantial part of the Company’s or such Material Subsidiary’s respective property, or ordering the winding-up or liquidation of the Company’s affairs shall have been entered and remained unstayed and in effect for a period of 90 consecutive days; or

(f)    the Company or a Material Subsidiary commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or the consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or a Material Subsidiary or of any substantial part of the Company’s or such Material Subsidiary’s respective property, or the making by the Company or a Material Subsidiary of a general assignment for the benefit of creditors; or

(g)    [reserved].”

Other than the replacement of the events constituting an Event of Default, Section 5.01 of the Base Indenture shall not be modified by this Section 3.02(m).

(c)    Acceleration of Maturity. Section 5.02 of the Base Indenture shall apply to the Notes, except that the first and second paragraphs thereof shall be substituted with the following:

“If an Event of Default under clause (e) or (f) of Section 5.01 of the Indenture occurs and is continuing, then the principal amount of all the Notes, together with premium, if any, and accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.

At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if all Events of Default with respect to the Notes, other than the nonpayment of principal of the Notes which has become due solely by such acceleration, have been cured or waived as provided in Section 5.13, if such cure or waiver does not conflict with any judgment or decree set forth in Section 5.01(e) or (f) of the Indenture and if all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses disbursements and advances of the Trustee, its agents and counsel have been paid.”

(d)    Ranking. The Notes shall rank junior to and shall be subordinated to all Senior Debt of the Company, whether existing as of the date of this First Supplemental Indenture, or hereafter issued or incurred. Subject to the terms of the Base Indenture, if the Trustee or any holder of any of the Notes receives any payment or distribution of the Company’s assets in contravention of the subordination provisions applicable to the Notes before all Senior Debt is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Debt or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Debt of all unpaid Senior Debt.

(e)    No Collateral. The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(f)    Satisfaction and Discharge and Defeasance. Subject to Section 4.01(b) of this First Supplemental Indenture, Article IV of the Base Indenture shall apply to the Notes, provided, that, defeasance of the Notes shall be subject to obtaining the prior approval of the Federal Reserve if such approval is or will be required at the defeasance date.

(g)    [Reserved].

(h)    No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

(i)    Additional Terms. Other terms applicable to the Notes are as otherwise provided for in the Base Indenture, as supplemented by this First Supplemental Indenture.

ARTICLE 4

ADDITIONAL PROVISIONS

Section 4.01     Additional Provisions.

(a)    Section 1.06 of the Base Indenture shall apply to the Notes, provided that, with respect to the Notes, the following text shall be deemed to be inserted at the end of such Section:

“Any notices required to be given to Holders will also be given to the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.”

(b)    Section 4.04(d) of the Base Indenture shall apply to the Notes, provided that, with respect to the Notes, the reference to “91st” therein shall be deleted and replaced with “121st”.

(c)    Section 9.01 of the Base Indenture shall be deleted in its entirety and replaced with the following:

“Section 9.01 Supplemental Indentures Without Consent of Holders. Without the consent of the Holders of the Notes, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto (which shall conform to the provisions of the Trust Indenture Act as in force at the date of execution thereof), in form satisfactory to the Trustee, for any of the following purposes:

(a)    to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes; or

(b)    to add to the covenants of the Company for the benefit of the Holders of all or any series of the Notes or to surrender any right or power herein conferred upon the Company; or

(c)    to add any additional Events of Default for the benefit of the Holders of the Notes; provided, however, that in respect of any such additional Events of Default such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee upon such default or may limit the right of the Holders of a majority in aggregate principal amount of the Notes to which such additional Events of Default apply to waive such default; or

(d)    to add to or change any of the provisions of the Indenture to provide that Bearer Securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium, if any, or interest on Bearer Securities, to permit Bearer Securities to be issued in exchange for registered securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit or facilitate the issuance of the Notes in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of the Notes in any material respect as determined in good faith by the Board of Directors; or

(e)    to secure the Notes; or

(f)    to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee; or

(i)    to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Indenture that shall not be inconsistent with the provisions of the Indenture or to make any other changes, provided that in each case, such provisions shall not adversely affect the interests of the Holders of the Notes in any material respect as determined in good faith by the Board of Directors; or

(j)    to close the Indenture with respect to the authentication and delivery of additional series of Securities or to qualify, or maintain qualification of, the Indenture under the Trust Indenture Act; or

(k)    to implement the benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).

(l)    to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to Article IV of the Base Indenture; provided in each case that any such action shall not adversely affect the interests of the Holders of the Notes and any related coupons or any other series of Securities in any material respect.

Not in limitation of the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to conform the terms of the Indenture and the Notes to the description of the Notes in the prospectus supplement dated September 6, 2019 relating to the offering of the Notes.”

(d)    Section 9.02 of the Base Indenture shall be deleted in its entirety and replaced with the following:

“Section 9.02 Supplemental Indentures With Consent of Holders. With the consent of the Holders of not less than a majority in principal amount of the Notes, by Act of said Holders delivered to the Company and the Trustee, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(a)    change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any Note; or reduce the principal amount thereof or the rate or amount of interest thereon, or premium, if any, payable upon the redemption thereof, or change any Place of Payment where, or the currency or currencies, currency unit or units or composite currency or currencies in which, the principal of any Note or premium, if any, or any additional amounts payable in respect thereof or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or the Repayment Date, as the case may be); or

(b)    change or waive the redemption provisions of the Notes or decrease the redemption payment; or

(c)    reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver with respect to the Notes (or compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture; or

(d)    modify any of the provisions of this Section, Section 5.02 or Section 5.13, except to increase the required percentage to effect such action or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby; or

(e)    make any change that adversely affects the right to convert or exchange any Note or decrease the conversion or exchange rate or increase the conversion or exchange price of any Note.

It shall not be necessary for any Act of Holders of the Notes under this Section 9.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.”

(e)    Section 5.07 of the Base Indenture shall apply to the Notes, provided, that, with respect the Notes, such Section shall be amended to delete subsections (b) and (c) in their entirety and replace them with the following:

“(b) the holders of not less than 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

(c) such holder or holders have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;”

(f)    Section 6.03 of the Base Indenture shall apply to the Notes, provided that, with respect to the Notes, such Section shall be amended by:

(i)    deleting “and” at the end of clause (f) thereof, replacing the period at the end of clause (g) thereof with “; and” and adding the following immediately after clause (h) thereof:

“(h) the Trustee shall have no responsibility for monitoring the Company’s compliance with any of its covenants under the Indenture.”

ARTICLE 5

MISCELLANEOUS

Section 5.01    Trust Indenture Act. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this First Supplemental Indenture, the latter provision shall control.

Section 5.02    Communications by Holders with Other Holders. Holders of Notes may communicate pursuant to TIA Section 312(b) with other Holders of Notes with respect to their rights under the Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 5.03    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK.

Section 5.04    Duplicate Originals. The parties may execute any number of counterparts of this First Supplemental Indenture. Each executed copy shall be an original, but all of them together represent the same agreement.

Section 5.05    Severability. In case any provision in this First Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.06    Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 5.07    Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 5.08    Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 5.09    Indenture and Notes Solely Corporate Obligations. No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any of the Trustee, any shareholder, employee, officer or director, as such, past, present or future, of the Company or of any successor entity; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the Notes.

Section 5.10    Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 5.11    U.S.A. PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this First Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and Chief Financial Officer

Attest

By:	/s/ Hugh M. Queener
Name:	Hugh M. Queener
Title:	Chief Administrative Officer and Corporate Secretary

[Signature Page to First Supplemental Indenture]

U.S. Bank National Association,
as Trustee

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

See attached.

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR DEBT (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

A-1

PINNACLE FINANCIAL PARTNERS, INC.

4.125% Fixed-to-Floating Rate Subordinated Notes due 2029

No. 1	CUSIP: 72346Q AC8
ISIN: US72346QAC87

$300,000,000

Pinnacle Financial Partners, Inc., a Tennessee corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of $300,000,000 (or such other amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto) on September 15, 2029 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from, and including, September 11, 2019, to, but excluding, September 15, 2024, unless redeemed prior to such date, at a rate of 4.125% per annum, semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2020 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, September 11, 2019 to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”) and (ii) from, and including, September 15, 2024 to, but excluding, the Stated Maturity Date, unless redeemed subsequent to September, 2024 but prior to the Stated Maturity Date, at a rate equal to Three-month LIBOR, reset quarterly, plus 277.5 basis points, payable quarterly in arrears on December 15, March 15, June 15, and September 15 of each year through the Stated Maturity Date or earlier Redemption Date (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, September 15, 2024 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”). Notwithstanding the foregoing, if Three-month LIBOR is less than zero, then Three-month LIBOR shall be deemed to be zero. The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding September 15, 2024, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for this Note falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. All percentages used in or resulting from any calculation of Three-month LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

PINNACLE FINANCIAL PARTNERS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein and referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

PINNACLE FINANCIAL PARTNERS, INC.

4.125% Fixed-to-Floating Rate Subordinated Notes due 2029

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “4.125% Fixed-to-Floating Rate Subordinated Notes due 2029” (herein called the “Notes”) initially issued in an aggregate principal amount of $300,000,000 on September 11, 2019. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Subordinated Indenture, dated as of September 11, 2019 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the First Supplemental Indenture between the Company and the Trustee, dated as of September 11, 2019 (the “First Supplemental Indenture,” and the Base Indenture as supplemented and amended by the First Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern to the extent that such terms, conditions and other provisions of this Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof, premium, if any, and interest thereon, is, to the extent and in the manner set forth in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, whether outstanding at the date hereof or hereafter incurred, and on the terms and subject to the terms and conditions set forth in the Indenture, and shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company and not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 Capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”) as applicable to the Company and as the same may be amended or supplemented from time to time. If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article Five of the Base Indenture and Section 3.02(m) and (n) of the First Supplemental Indenture. Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after September 15, 2024. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article Eleven of the Base Indenture and Section 3.02(g) of the First Supplemental Indenture shall apply to the redemption of any Notes by the Company. A notice of redemption may be conditioned on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked if the Company determines such conditions will not be satisfied.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register described in Section 3.05 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole by The Depository Trust Company (the “Depositary”) to a nominee of such Depositary or by a nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of individual Securities and will not be considered Holders of Notes. None of the Company, the Trustee, the Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 3.02 of the First Supplemental Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of individual Securities, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

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The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at U.S. Bank National Association, Corporate Trust Services, One Federal Street, 10th Floor, Boston, MA 02110. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of registered Notes in the form of individual Securities will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

THIS NOTE IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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ASSIGNMENT FORM

To assign the within Security, fill in the form below:

I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of Pinnacle Financial Partners, Inc. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $300,000,000. The following increases or decreases in the principal amount of this Global Note have been made:

Date	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee

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